SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CAPITAL CORP OF THE WEST
(Exact name of registrant as specified in its charter)

California	77-0405791
State of Incorporation	IRS Employer ID Number

550 West Main, Merced, California 95340
Address of registrant's principal executive office Zip Code

Securities to be registered pursuant to Section 12(b) of the Act:
Preferred Stock Purchase Rights	The Nasdaq Stock Market
(Title of Class)	(Name of each exchange on which class is to be registered)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under he Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by Capital Corp of the West October 1, 1997, relating to the registration of Preferred Stock Purchase Rights.

Item 1. Description of Registrant's Securities to be Registered.

As a precaution to ensure that it continues to be able to take appropriate action to protect the interests of Capital Corp of the West (the “Company”) and its shareholders, the Company's Board of Directors approved the amendment of its existing Shareholder Rights Plan on September 26, 2007, to become effective on that date, to extend its maturity until September 26, 2012.  The extension would help the Board to maximize shareholder value in the event of a change of control of the Company and otherwise to resist actions that the Board considers likely to injure the Company or its shareholders.

Item 2. Exhibits.

The exhibit list called for by this Item is incorporated by reference to the exhibit index filed as part of this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 26, 2007

Capital Corp of the West

By: /s/ Thomas T. Hawker
Thomas T. Hawker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 4.1
Rights Agreement dated as of September 26, 1997 between Capital Corp of the West and Harris Trust Company of California (incorporated by reference to Exhibits to Registration Statement on Form 8-A filed on October 1, 1997).

Exhibit 4.2	Amendment to Rights Agreement dated as of September 26, 2007 between Capital Corp of the West and Computershare Trust Company, N.A.
Exhibit 4.3	Amended form of Right Certificate
Exhibit 99	Press release announcing extension of Rights Plan